EXHIBIT 10(t)

SALES-BASED
RESTRICTED STOCK AGREEMENT

CANTEL MEDICAL CORP.

2016 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made effective as of this ____ day of                        , ______, (the “Grant Date”) by and between Cantel Medical Corp., a Delaware corporation (the “Company”), and _________________________ (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company wishes to grant a Restricted Stock Award to the Participant for Shares of the Company’s common stock pursuant to Section 8 of the Company’s 2016 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Committee under the Plan has authorized the grant of a Restricted Stock Award to the Participant under the conditions specified herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.Grant of Restricted Stock Award.   The Company hereby grants to the Participant on the Grant Date set forth above a Restricted Stock Award (the “Award”) for up to ____________ (              ) Shares of common stock of the Company, par value $.10 per Share, on the terms and conditions set forth herein, which Shares are subject to adjustment pursuant to Section 4(g) of the Plan.  The Shares will be issued to the Participant for no cash consideration.  The Company will cause the Shares to be issued in “book form” with its transfer agent until such time as the risk of forfeiture and other transfer restrictions set forth in this Agreement have lapsed with respect to such Shares, at which time the Company will cause the Shares to be delivered to the Participant.  In the alternative, in the Company’s sole discretion, the Company will cause to be issued one or more stock certificates representing such Shares in the Participant’s name, and will hold each such certificate (together with a stock power duly executed in blank by the Participant) represented by the certificate.  The Company will place a legend on such certificates describing the risk of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such certificates if the Shares are forfeited as provided in Section 2 below.  Until such risk of forfeiture has lapsed or the Shares subject to this Award have been forfeited pursuant to Section 2 below, the Participant is entitled to vote the Shares and to receive all dividends or other distributions attributable to such Shares, but the Participant will not have any other rights as a stockholder with respect to such Shares.

2.Vesting of Restricted Stock.

(a)Shares subject to this Award will remain forfeitable until the risk of forfeiture lapses solely to the extent that the criteria in both parts (1) and (2) below have been satisfied.  Any portion of the Award for which both parts (1) and (2) below are satisfied are referred to in this Agreement as “vested.”

(1)Time-Vesting:  The Award will become vested as to one-third of the number of Shares determined under part (2) below on each of the first through third anniversaries of the Grant Date (each a “Vesting Date”), provided the Participant continues in employment by or service with the Company or a Subsidiary on each such Vesting Date.  If the percentages applicable to the first and second Vesting Dates result in a fractional number of Shares, such number will be rounded down to the nearest whole number.  The percentage applicable to the third Vesting Date will be interpreted, if appropriate, as denoting all remaining unvested Shares subject to this part (1).

(2)Performance Vesting:  Dependent upon the level of the Company’s achievement of its Sales Target for the Company’s fiscal year ending July 31, [2017], as specified below, and (subject to a minimum 1-year gross margin percentage threshold described below), a percentage of the number of Shares subject to this Award will become eligible for time-vesting under part (1) above.  If the percentages applicable to any threshold below result in a fractional number of Shares, such number will be rounded to the nearest whole number.

For purposes of the schedule below, the Sales Target for the Company’s fiscal year ending July 31, [2017] will be $______________, and the minimum 1-year gross margin percentage threshold will be ______________.

Level of achievement of Company’s Sales Target for Company’s fiscal year ending July 31, 2017	Percentage of Shares Eligible for Vesting under Part (1) Above
Less than 95% of Sales Target or failure to achieve minimum 1-year gross margin percentage threshold	0 Shares
At least 95%, but less than 100%, of Sales Target	Between 50% and 99%, ratably, of Shares
100%, of Sales Target	100% of Shares
More than 100%, but less than 105%, of Sales Target	Between 100% and 199%, ratably, of Shares
105% or more of Sales Target	200% of Shares

Based on the percentile achievement of Sales Target and achievement of the minimum 1-year gross margin percentage threshold, the final number of Shares earned under the Award will be determined and adjusted as follows:  If the final number of Shares subject to the Award is lower than the number of Shares issued on the Grant Date, the excess number of Shares will be forfeited (which would be all of the Shares if 95% of the Sales Target or the minimum gross margin percentage threshold is not achieved).  However, if such final number of Shares is higher than the number of Shares issued on the Grant Date, then additional Shares will be added to the Award as necessary to satisfy the full Award earned in accordance with the above chart.

(b)Subject to the provisions of paragraphs (e) and (f) below, if the Participant’s employment by or service with the Company and its Subsidiaries terminates, other than by reason of the Participant’s death or Disability, so that the Participant is no longer providing services to the Company or any of its Subsidiaries at any time prior to a Vesting Date, the Participant will immediately forfeit all Shares subject to this Award which have not yet vested and for which the risk of forfeiture has not lapsed.

(c)If the Participant’s employment by or service with the Company and its Subsidiaries terminates as a result of the Participant death after the end of the 1-year performance period, the number of Shares subject to this Award will initially be determined under paragraph (a)(2) above as of the end of the 1-year performance period and the unvested portion (as of the date of the Participant termination of service) of such Shares immediately will become vested and no longer subject to any risk of forfeiture.  If the Participant’s employment by or service with the Company and its Subsidiaries terminates as a result of the Participant death before the end of the 1-year performance period, the number of Shares subject to this Award will be determined under paragraph (a)(2) above as if the Sales Target and the minimum 1-year gross margin percentage threshold had been achieved, and such Shares immediately will become vested and no longer subject to any risk of forfeiture.

(d)If the Participant’s employment by or service with the Company and its Subsidiaries terminates as a result of the Participant Disability, the number of Shares subject to this Award will initially be determined under paragraph (a)(2) above as of the end of the 1-year performance period and any previously unvested portion of such Shares that would have vested during the 12-month period following the date of the Participant termination of service but for the cessation of the Participant’s employment by or service with the Company or a Subsidiary immediately will become vested and no longer subject to any risk of forfeiture.  If the Participant’s employment by or service with the Company and its Subsidiaries terminates as a result of the Participant’s Disability before the end of the 1-year performance period, the number of Shares subject to this Award will be determined under paragraph (a)(2) above as if the Sales Target and the minimum 1-year gross margin percentage threshold had been achieved, and the portion of such Shares that would have vested during the 12-month period following the date of the Participant’s termination of service but for the cessation of the Participant’s service with the Company or a Subsidiary immediately will become vested and no longer subject to any risk of forfeiture.  In either instance, such additional vesting will occur only if the Participant continues to comply with any restrictive covenants applicable to the Participant by Company policy or by specific agreement.

           (e)         (1)       If a Change in Control occurs during the first half of the 1-year performance period, the Shares determined under paragraph (a)(2)

will be 100% of the Shares as if the Sales Target and the minimum 1-year gross margin percentage threshold were achieved.

(2)       If a Change in Control occurs during the second half of the 1-year performance period, the Shares determined under paragraph (a)(2) will be based upon actual results for completed quarters on or before the Change in Control, compared to the prorated Sales Target, and further assuming that the minimum 1-year gross margin percentage threshold was achieved.

(3)       Notwithstanding the preceding, the Shares determined under paragraphs (e)(1) or (e)(2), as the case may be, will become fully vested if:  (i) the continuing entity fails to assume the Award; (ii) the Participant’s employment or service is terminated for any reason other than Cause (as defined in the Participant’s employment agreement or applicable severance agreement or policy) within 12 months following the Change in Control; or (iii) the Participant is permitted under the Participant’s employment agreement or an applicable severance policy to terminate the Participant’s employment for good reason and does so within 12 months following the Change in Control.

(4)       This paragraph (e) applies only if the Participant was employed by the Company or one of its Subsidiaries at the time of the Change in Control.

(f)The foregoing provisions (c)-(e) are subject to the terms of the Plan and any other Benefit Plan that covers the Participant to the extent such Benefit Plan provides for accelerated vesting of Restricted Stock.

(g)The Committee, in its discretion, may accelerate vesting of all or any portion of the Shares subject to this Award except to the extent such acceleration would adversely affect the deductibility of the Award under Section 162(m) of the Internal Revenue Code of 1986 (as amended) (the “Code”).

3.          General Provisions.

(a)        Employment or other Relationship.  This Agreement does not confer on the Participant any right with respect to the continuance of employment or any other relationship with the Company or any Subsidiary, nor will it interfere in any way with the right of the Company or such Subsidiary to terminate such employment or other relationship.

(b)        Tax Withholding.  To permit the Company to comply with applicable federal and state tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all federal and state payroll, income or other taxes required to be withheld by the Company with respect to the Award made hereunder (the “Required Withholdings”) are so withheld.  If the Company is unable to withhold the same, the Participant agrees:  (i) to pay the Required Withholdings to the Company promptly upon demand therefor, and (ii) that if the Participant fails to do so, the Company, in its sole discretion, may either unilaterally transfer into its own name from any certificates representing vested Shares subject to the Award being held by the Company, the least number of Shares having a Fair Market Value not less than the amount of the Required Withholdings, unilaterally reduce any other compensation due to the Participant in the amount of the Required Withholdings or any combination of the preceding such that the Required Withholdings are satisfied.

(c)        2016 Equity Incentive Plan.  The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to the Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan including, but not limited to, any provisions relating to the retroactive amendment of Award Agreements and the “clawback” or repayment of amounts already received in the event of a financial restatement affecting the Company.  All defined terms of the Plan have the same meaning when used in this Agreement.  The Plan governs this Award and, subject only to clause (d) below (Construction), in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan governs, except as the Plan otherwise provides.

(d)        Construction.  Except as otherwise expressly set forth herein, the terms used in this Agreement that are defined in the Plan have the same meanings as in the Plan.  If the Award was granted to the Participant under the Company’s Long Term Incentive Plan, another Benefit Plan of the Company or is otherwise expressly subject to a Benefit Plan of the Company which covers the Participant, such as an employment or severance agreement, the Award also will be subject to the terms of such Benefit Plan.  This Agreement, the Plan and the Benefit Plans will be construed in a consistent manner.  In the event of conflict between the terms and conditions of this Agreement, the Plan and any of the Benefit Plans, the order of precedence will be as follows:  (i) any Benefit Plan that constitutes an employment or severance agreement; (ii) any Benefit Plan that constitutes a long term incentive plan or other plan which covers equity awards issued under the Plan; (iii) the Plan; and (iv) this Agreement.

(e)        Non-Assignability of Shares.  Except as may be permitted under Section 16(a) of the Plan, the Participant may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Shares, other than by will or the laws of descent and distribution, prior to vesting of the Shares in accordance with the terms of this Agreement.

(f)        Securities Laws.  The Participant agrees for the Participant, the Participant’s heirs and the Participant’s legatees not to sell or otherwise transfer any and all Shares subject hereto except in compliance with the applicable provisions of the Securities Act of 1933, as amended from time to time (the “Act”) and any other applicable legal requirements.  Further, the Participant agrees that if the Participant’s sale of the Shares is at any time not covered by an effective registration statement under the Act (it being agreed that the Company will use its commercially reasonable best efforts to cause a registration statement (so long as such registration statement may be filed on Form S-8 or any substantially similar successor form) to be in effect during any period in which the same may be required in order to permit the Participant to sell the Shares in the public market), the Company may require the Participant to make such representations and agreements and furnish such information, and the Company may take such additional actions, in each case, as the Company may in its reasonable discretion deem necessary or desirable to assure compliance by the Company, on terms acceptable to the Company, with the provisions of the Act and any other applicable legal requirements including, but not limited to, the placing of a “stop transfer” order with respect to such Shares with its transfer agent or the placing of an appropriate restrictive legend on the certificate(s) evidencing such Shares in substantially the following form:

“The sale of the securities represented by this certificate has not been registered under the Securities Act of 1933, and may not be sold or transferred in the absence of an effective Registration Statement covering such sale or transfer under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act. In the event that a Registration Statement becomes effective covering the securities or counsel to the Company delivers a written opinion that registration is not required under said Act, this certificate may be exchanged for a certificate free from this legend.”

(g)        Binding Effect.  This Agreement, the Plan and, to the extent applicable, a Benefit Plan, constitute the entire understanding between the Participant and the Company regarding this Award.  Any prior agreements, commitments or negotiations concerning this Award are superseded.  This Agreement will bind and inure to the benefit of the parties and their permitted successors and assigns.  By signing this Agreement, the Participant agrees to all of the terms and conditions described in this Agreement and in the Plan.

(h)        Data Privacy.    In order to administer the Plan, the Company may process personal data about the Participant.  Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting this Restricted Stock Award, the Participant gives explicit consent to the Company to process any such personal data and also gives explicit consent to the Company to transfer any such personal data to transferees and other persons designated by the Company to assist in administering the Plan.

(i)         Code Section 162(m).  If the Participant is a “covered employee” as defined under Code Section 162(m), the Award under this Agreement is intended to meet the requirements of Code Section 162(m) and will be interpreted and administered accordingly.

(j)         Clawback.  The Award under this Agreement is subject to the Company’s Executive Compensation Clawback Policy as it may be amended or supplemented from time to time, as well as to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder and to similar rules and regulations under the laws of any other jurisdiction, all to the extent determined by the Committee in its discretion to be applicable to the Participant.

(k)        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed wholly within the State of New Jersey.  Use of the masculine or feminine genders includes, as applicable, the neuter gender.

(l)         Counterparts.  This Agreement may be executed in duplicate counterparts, each of which when so executed will be deemed to be an original and both of which when taken together will constitute one and the same instrument.  Either party may execute this Agreement by facsimile or electronic signature.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

CANTEL MEDICAL CORP.

By:
Its:

You are required to sign this Agreement at the space provided below and return the signed Agreement to [_________] at the Company by [____________].  Failure to sign and return this Agreement to [_________] by such date may, in the sole discretion of the Company and without notice to you, cause the Restricted Stock Award to become null and void.  By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

ACKNOWLEDGED AND ACCEPTED

___________________________________

Participant